EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770



                NETWORK-1 REPORTS 2005 YEAR-END FINANCIAL RESULTS



     NEW YORK, NEW YORK APRIL 12, 2006-- Network-1 Security Solutions, Inc. (OTC
BB: NSSI-NEWS), a company specializing in the acquisition, licensing, and protection of its intellectual property and proprietary technologies, today announced financial results for the year ended December 31, 2005. Network-1 reported a net loss of ($1,332,000) for the year ended December 31, 2004 as compared to a net loss of ($1,953,000) for the year ended December 31, 2005. Included in net loss for 2005 are reversals of prior year accrued expenses of $385,000.


     Net loss attributable to common stockholders for the year ended December 31, 2005 was $(1,832,000) or $(0.10) per share, which included a deemed dividend of $500,000 relating to an extension to March 22, 2006 of the exercise period for the Company's Series D warrants to purchase 1,352,152 shares of common stock. The net loss attributable to common stockholders was ($3,405,000) or ($0.26) per share for the year ended December 31, 2004.


     Network-1 had no revenues for the year ended December 31, 2005. Cash and cash equivalents were $938,000 at December 31, 2005. During the first quarter ending March 31, 2006 all of the Series D warrants were exercised resulting in aggregate proceeds to the Company of $1,493,726. At March 31, 2006, the Company had approximately $2,034,000 in cash and cash equivalents which management believes will be sufficient to fund its operations until December 2007.


     Highlights of the 2005 fiscal year included:

     o During the first quarter, the Company completed the second closing of a private placement which resulted in aggregate gross proceeds to the Company of $2,685,000.

     o During the third quarter of 2005, the Company settled its outstanding litigation with PowerDsine, Inc, which dismissed, with prejudice, a lawsuit brought by PowerDsine that sought a declaratory judgment that the Company's Remote Power Patent (U.S. Patent No. 6,218,930) was invalid and not infringed by PowerDsine and/or its customers.

     o During the third quarter of 2005, the Company initiated patent litigation against D-Link Corporation and D-Link Systems, Inc. in the United States District Court for the Eastern District of Texas, Tyler Division for infringement of the Remote Power Patent. The date of the Markman hearing has been set for September 19, 2007 and the trial date has been set for March 2007.

     "We accomplished several key milestones in 2005 to help position Network-1 to bring further clarity to the value of the Company's Remote Power Patent", commented Corey M. Horowitz, Chairman and CEO of Network-1. "We successfully resolved the outstanding litigation with PowerDsine, and we established a date for our Markman hearing on claim construction for September 19, 2006 in Tyler, Texas in our litigation with D-Link. It is important to recognize that this hearing will be a significant event as we proceed to trial on March 3, 2007. While the outcome of the litigation is still uncertain, we have taken all the steps necessary to ensure that our case will proceed in a timely manner and that we have the capital required to protect our intellectual property."

     The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VOIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the IEEE 802.3af Power over Ethernet ("PoE") standard which has led to the rapid adoption of PoE.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2005 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

The condensed statements of operations and condensed balance sheets are attached.

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

NETWORK-1 SECURITY SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

                                                     Year Ended December 31,
                                                      2005             2004
                                                  ------------     ------------
Total operating expenses                          $  1,756,000        1,956,000
Operating loss                                    $ (1,756,000)    $ (1,956,000)
Reversal of prior year accruals and other
 income                                           $    424,000           $ 3000
                                                  ------------     ------------
Net Loss                                          $ (1,332,000)    $ (1,953,000)

Deemed dividend on Conversion of common to
 Preferred                                                 --      $   (273,000)

Deemed dividend on extension of warrants
 and warrants issued in connection with
 anti-dilution provision                          $   (500,000)    $ (1,179,000)
                                                  ------------     ------------

Net Loss attributable to common stockholders      $ (1,832,000)    $ (3,405,000)
                                                  ============     ============

Per Common Share - Basic and Diluted
  Net Loss available to common stockholders       $      (0.10)    $      (0.26)
                                                  ============     ============

Weighted average number of shares
 outstanding - basic and diluted                    17,676,202       13,184,551


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

CONDENSED BALANCE SHEET AS OF 12/31/05


Cash and cash equivalents                         $    938,000
                                                  ============

   Total current assets                           $  1,023,000
                                                  ============

   Total assets                                   $  1,115,000
                                                  ============

   Total current liabilities                      $    363,000
                                                  ============

   Total long term liabilities                    $          0
                                                  ============

   Total stockholders' equity                     $    752,000
                                                  ============


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